Exhibit 4.9

FIFTH AMENDMENT TO

SEVERANCE COMPENSATION AGREEMENT

This Fifth AMENDMENT TO SEVERANCE COMPENSATION AGREEMENT dated as of the 21st day of April, 2004 (the “Fifth Amendment”) is entered into between Unilens Vision, Inc., Unilens Corp. USA, a corporation (collectively, the “Company”), and Alfred W. Vitale (the “Executive”).

WHEREAS, the parties previously entered into a Severance Compensation Agreement dated as of August 1, 2000;

WHEREAS, the parties previously amended the Severance Compensation Agreement by First Amendment to Severence Compensation Agreement (the “First Amendment”) dated as of October 23, 2001;

WHEREAS, the parties previously amended the Severance Compensation Agreement by Second Amendment to Severence Compensation Agreement (the “Second Amendment”) dated as of May 28, 2002;

WHEREAS, the parties previously amended the Severance Compensation Agreement by Third Amendment to Severence Compensation Agreement (the “Third Amendment”) dated as of August 25, 2003;

WHEREAS, the parties previously amended the Severance Compensation Agreement by Fourth Amendment to Severance Agreement (the “Fourth Amendment”) dated as of 21 November, 2003; the Severance Compensation Agreement, the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment, shall hereafter collectively be known as the “Agreement”; and

WHEREAS, the parties desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and the mutual covenants contained in this Fifth Amendment, it is agreed between the Company and the Executive to amend the Agreement as follows:

1.	TERMS OF DATE OF RETIREMENT.

The Agreement shall remain in full force and effect but shall be amended as of the date hereof and according to the terms hereof, and shall terminate on December 31, 2006. Executive’s retainment under the Agreement shall be under the same terms and conditions as those which applied to Executive as of March 1, 2004, including without limitation compensation, title, benefits, etc.

2.	SEVERANCE COMPENSATION.

The Executive’s retirement date shall be December 31, 2006 or such other date as the parties otherwise mutually agree in writing, or upon termination of the Executive’s services prior to December 31, 2006 (the “Retirement Date”). Upon the Retirement Date the Executive shall receive severance compensation under the Agreement in the amount equal to twelve (12) month’s of Executive’s annual compensation (such additional payment shall be referred to herein as the “Severance Compensation”). The Severance Compensation shall be in addition to any other regularly paid compensation to which Executive would be entitled through December 31, 2006, with the resulting total not to exceed (24) months of the Executives compensation. As used in the Agreement, as amended herein, all references to “compensation” shall mean compensation calculated based upon Executive’s annual compensation rate in effect as of the date of the Executive’s retirement, the date of Change of Control, or the date of death of the Executive, as the case may be.

If Executive dies during the period from the date of this Fifth Amendment through and including December 31, 2006, the Company, or its insurer, shall pay compensation to Executive’s estate in an amount equal to the balance of Executive’s compensation from the date of Executive’s death through December 31, 2006, together with the Severance Compensation up to a total not to exceed an amount equal to (24) months of the Executives Compensation. Severance Compensation shall be paid within (10) days of Executive’s death. The balance of the executives compensation due from the date of the Executives death through December 31, 2006, not to exceed an amount equal to (12) months of the Executives Compensation, shall be paid to the Executive’s estate in equal monthy installments comencing on the first day of the month following the Executives death through December 1, 2006.

If the Company has a Change of Control (as defined in the Agreement) during the period from the date of this Fifth Amendment through and including December 31, 2006, and Executive retires on the date of the Change of Control, Executive will be entitled to compensation equal to the amount due to Executive for the period from the date of the Change of Control through and including December 31, 2006, with the resulting total not to exceed (24) months of the Executives compensation, plus an additional payment equal to eighteen (18) months’ of Executive’s compensation. (such additional payment shall be referred to herein as the “Change of Control Compensation”).

All amounts due to Executive for Severance Compensation or Change of Control Compensation hereunder shall be paid by Company to Executive (or to Executive’s estate, if applicable) in one lump sum on the Retirement Date or within ten (10) days of Executive’s death, as the case may be.

3.	NOTICE.

For purposes of this Fifth Amendment, notices and all other communications provided for in this Fifth Amendment shall be in writing and shall be deemed to have been duly given to the applicable receiving party when hand delivered, delivered by overnight courier or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

Unilens Corp. USA

Unilens Vision, Inc.

10431 72nd St. N.

Largo, Florida 34647

Attention: Secretary

If to the Executive

Alfred W. Vitale

18525 S.E. Prestwick Lane

Tequesta, FL 33469

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon actual receipt.

4.	MISCELLANEOUS.

No provisions of this Fifth Amendment may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Fifth Amendment to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Fifth Amendment. This Fifth Amendment shall be governed by, enforced and construed in accordance with the laws of Florida. Time is of the essence in this Fourth Amendment.

5.	VALIDITY.

The invalidity or enforceability of any provisions of this Fifth Amendment shall not affect the validity or enforceability of any other provision of this Fifth Amendment, which shall remain in full force and effect.

6.	COUNTERPARTS.

This Fifth Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and same instrument.

7.	AUTHORITY TO ENTER FIFTH AMENDMENT.

Executive and Company hereby warrant to one another that they have full right and authority to enter into this Fourth Amendment and that no additional approvals or authorizations are required. Unilens Vision, Inc., as parent company to Unilens Corp. USA, is joining in the execution of this Fifth Amendment in order to confirm its approval thereof. This Fifth Amendment shall become immediately effective upon final execution by each person or entity signing this Fifth Amendment.

8.	AGREEMENT TO REMAIN IN EFFECT.

Except as expressly modified or amended herein, all other terms of the Agreement shall remain in full force and effect. Immediately upon execution, the terms of this Fifth Amendment shall be incorporated into the Agreement and shall become a part thereof. To the extent the terms of this Fifth Amendment and the Agreement differ, the terms of this Fourth Amendment shall prevail.

AGREED TO on the date first set forth above.

Witnesses:

	By:	/s/ Alfred W. Vitale
Alfred W. Vitale, President/Director
Unilens Corp. USA/Unilens Vision Inc.

	By:	/s/ Alfred W. Vitale
Alfred W. Vitale, Executive

	By:	/s/ Willliam Baxter
Willliam Baxter, Director
Unilens Vision Inc.

	By:	/s/ Nick Bennett
Nick Bennett, Director
Unilens Vision Inc.

4